ADSOUTH PARTNERS PROJECTS A RECORD 513% INCREASE IN REVENUES FOR THE 2ND QUARTER

Boca Raton, Florida (May 12, 2004), Adsouth Partners, Inc. (OTCBB “ADPR”) is pleased to announce that for the months of April and May our revenues are expected to exceed $1,500,000. Additionally, we have a current backlog for our DermaFreshTM product line that is anticipated to generate an additional $172,500 in revenues. Overall, for the 2nd quarter of 2004, our current revenue projections are in excess of $2.3 million which would represent an increase of $1,925,000, or 513% from the $375,000 of revenues earned in the 1st quarter of 2004.

Furthermore, we anticipate receiving orders for our new line extension of the DermaFreshTM product, named the DermaFreshTM Facial Blanket, over the next several months. Both products will be advertised beginning May 13, 2004 in the National Enquirer as part of our media campaign. We anticipate launching the new television commercials featuring these products by the end of May.

About Adsouth Partners

        Adsouth Partners is a vertically integrated direct response marketing company that generates revenues from the placement of advertising, the production of advertisements, creative advertising and public relations consulting services and from the direct marketing sale of acquired rights to products. Adsouth Partners is developing a market niche by providing a full level of service quality to fulfill an existing need for the users of direct marketing services.

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the Safe Harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward- looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Technical complications that may arise could prevent the prompt implementation of any strategically significant plan(s) outlined above. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company’s Form 10-KSB filing and other filings with the United States Securities and Exchange Commission (available at www.sec.gov). The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

For further information contact: AdSouth Partners     (561) 750-0410